Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Friday, April 30, 2010
Blue Valley Ban Corp. Reports First Quarter 2010 Results
Overland Park, Kansas, April 30, 2010 — Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced a net loss for the quarter ended March 31, 2010 of $873,000, compared to net loss of $8.1 million for the quarter ended March 31, 2009, representing an improvement of 89.2%. The fully-diluted loss per share was $0.41 for the three months ended March 31, 2010, from diluted loss per share of $3.02 in the same period of 2009.
“As economic times remain challenging the Company is showing improvement in its operating results and has been able to expand its core deposit funding base by 12.1% since December 31, 2009. The Company’s subsidiary, Bank of Blue Valley, continues to maintain capital levels in excess of the regulatory requirement for a well capitalized institution, as well as maintain a strong liquidity position. Our strong capital and liquidity position has enabled us to address these difficult economic times. We are working to continue this positive trend in operating results, to improve the quality of our current loan portfolio, develop new lending relationships and look for opportunities to expand our non-interest income and our net interest margin.” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the first quarter of 2010, net interest income decreased 27.5% to $3.6 million compared to $5.0 million for the same period in the prior year, primarily due to a lower net interest margin resulting from a change in asset mix, specifically higher average federal funds sold and other short-term investment balances with lower yields. Lower average outstanding loan balances have also contributed to the decline in interest income. Average loan balances for the three month period ended March 31, 2010, as compared to the same period in the prior year, declined by $112.4 million, or 17.2%, as a result of several larger loan payoffs, loan foreclosures, and lower loan origination volume as a result of the current economic environment. Interest income on available-for-sale securities decreased $132,000, or 23.3%. As higher yielding available-for-sale securities were called or matured in 2009 the securities available for investing had lower yields due to the current rate environment. These decreases in interest income were partially offset by a decrease in interest expense by 14.7% from the prior year first quarter as a result of a decrease in the rate paid on average interest-bearing liabilities resulting from the impact of the lower market interest rates on interest-bearing demand accounts, time deposits and other interest-baring liabilities.
The provision for loan losses for the three month period ended March 31, 2010 was $250,000, compared to $12.9 million provision for the same period in the prior year. The decline in provision for the quarter as compared to the prior year quarter was a result of management’s decision in March 2009 to refine its allowance for loan loss methodology to reflect the inherent losses in the loan portfolio and to increase the general reserves on performing loans to reflect the impact of the weakened economic condition. Based on a similar analysis as of March 31, 2010, a $250,000 provision for loan losses was deemed necessary.
Non-interest income decreased $571,000, or 26.3%, for the three month period ended March 31, 2010, as compared to the same period in 2009. The decrease was a result of gains realized on the sale of available-for-sale securities of $346,000 in 2009. There were no securities sold during the first quarter of 2010. The decrease in non-interest income was also a result of a decrease in other income by $107,000, or 43.2%, during the first quarter of 2010, as compared with the first quarter of 2009, due to the effect of recording the net fair value of certain mortgage loan-related commitments. Loans held for sale fee income decreased

$65,000, or 8.3%. This decrease was primarily due to a decrease in the volume of mortgage loans held for sale originations. The decline in loans held for sale fee income was offset by the gains realized on mortgage loans held for sale of $114,000 for the three months ended March 31, 2010 as a result of the Company adopting the fair value option for financial assets and financial liabilities (ASC 825) as of April 1, 2009.
Non-interest expense decreased $706,000, or 10.0%, for the three month period ended March 31, 2010, as compared to the same period in the prior year. The decrease in non-interest expense was attributed to a decrease in the provision for other real estate recorded by the Company for declines in real estate values. The Company recorded a provision of $59,000 for the three month period ended March 31, 2010, as compared to a provision of $918,000 for the same period in 2009. The decrease was partly offset by higher insurance assessment by Federal Deposit Insurance Corporation (FDIC) for the three month period ended March 31, 2010 as a result of the increase in assessment rates by the FDIC during 2009.
Total assets, loans and deposits at March 31, 2010 were $844.2 million, $527.1 million and $661.4 million, respectively, compared to $843.6 million, $635.2 million and $637.3 million one year earlier, respectively, increases of 0.1% and 3.8% for assets and deposits, respectively and a decrease of 17.0% for loans. As of March 31, 2010, the Company’s subsidiary, Bank of Blue Valley, maintained capital levels in excess of regulatory requirements for a well capitalized institution.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; deterioration in the demand for mortgage financing; legislative or regulatory changes; regulatory action; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the Company’s non-payment on TARP funds or Trust Preferred Securities; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation to which the Company may become a party, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors. Nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

BLUE VALLEY BAN CORP.
FIRST QUARTER 2010
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(unaudited)

Three Months Ended March 31	2010	2009
Net interest income	$3,615	$4,989
Provision for loan losses	250	12,925
Non-interest income	1,599	2,170
Non-interest expense	6,353	7,059
Net loss	(873)	(8,105)
Net loss available to common stockholder	(1,145)	(8,317)
Net loss per share — Basic	(0.41)	(3.02)
Net loss per share — Diluted	(0.41)	(3.02)
Return on average assets	(0.44)%	(3.94)%
Return on average equity	(12.04)%	(62.43)%

At March 31
Assets	$844,228	$843,559
Mortgage loans held for sale	2,604	6,763
Loans	527,121	635,240
Deposits	661,361	637,340
Stockholders’ Equity	59,583	67,908